EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                                              CONTACT:
                                                              Rob Baskin
                                                              (404) 676-2683



                     THE COCA-COLA COMPANY ANNOUNCES
                      FOURTH QUARTER AND FULL YEAR
                  VOLUME AND EARNINGS PER SHARE RESULTS


        Fourth-quarter worldwide unit case volume increased 6 percent. Comparable unit case volume increased 4 percent and approximately 2 points of growth was attributable to brands acquired from Cadbury Schweppes.

        Fourth-quarter diluted earnings per share were $0.31, before considering non-recurring items. Non-recurring items in the quarter included certain asset write-downs, the continued impact of the European product withdrawal, and one-time charges by certain equity investees.

        The Company commented that its 2000 earnings will be impacted by an organizational realignment and its plans to reduce concentrate inventory levels at selected bottlers.


     ATLANTA, January 26, 2000 -- The Coca-Cola Company reported another year of record volume with annual worldwide unit case volume exceeding 16 billion unit cases for the first time in the Company's history. This reflects the 45th consecutive year that the Company has increased unit case volume.

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     "We are currently in a period of economic recovery in many parts of the world," commented Douglas N. Daft, president and chief operating officer. "During this year of recovery, our business system will remain focused on creating long-term value for our customers, our bottling partners, and The Coca-Cola Company."

     "Our management team is performing an on-going assessment of our worldwide operations to ensure that our organization is appropriately structured to capture the vast opportunities in front of us. By challenging how we look at the business, we will be able to ensure we meet consumer and customer needs at a local level and that we are best able to maximize value for our share owners and our partners within the Coca-Cola system."

     Mr. Daft continued, "Throughout this Company's great history, our success has been achieved through the magic of our great brands and through our ability to bring refreshment and enjoyment to consumers all over the world. Going forward, we plan to continue connecting with consumers and customers at a local level to ensure we are engrained in the fabric of all communities."

EARNINGS RESULTS

     For the fourth quarter, reported diluted loss per share was $0.02. This amount includes $0.31 per share after tax related to asset write-downs in certain countries, approximately $0.01 per share after tax related to the impact of the European product withdrawal, and $0.01 per share after tax associated with one-time charges by certain equity investees.

     For the full year, diluted earnings per share were $0.98. The full year results include $0.31 per share after tax related to asset write-downs in certain countries, approximately $0.06 per share after tax related to the impact of the European product withdrawal, and $0.01 per share after tax associated with one-time charges by certain equity investees. The overall impact of the European product withdrawal reflects the loss of sales in several key markets in Europe, the resulting impact on

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equity income, and incremental marketing expenses associated with maintaining brand strength in Europe. In 1998, diluted earnings per share were $1.42, including net $0.02 per share driven primarily by bottling transactions.

VOLUME RESULTS

     For the full year, reported worldwide unit case volume grew nearly 2 percent and comparable worldwide unit case volume increased 1 percent. In the fourth quarter, reported worldwide unit case volume grew 6 percent. Of this amount, comparable worldwide unit case volume increased 4 percent and approximately 2 points of growth were attributable to brands acquired from Cadbury Schweppes. Reported worldwide gallon shipments for the full year were even with the prior year and increased 8 percent in the fourth quarter. (References to "comparable" changes in unit case volume are computed based on the exclusion of brands acquired from Cadbury Schweppes during the third quarter of 1999.)

     In the NORTH AMERICA GROUP, full-year unit case volume advanced 1 percent including growth of 1 percent in the United States. Throughout the year, unit case growth in the industry was below historic growth levels as bottlers were focused on improving retail soft drink prices in order to increase the overall returns for the entire value chain. As consumers are adjusting to these slightly higher price points, unit case volume demonstrated improving trends in the second half of the year. In addition, non-carbonated beverages continued to exhibit strong double-digit growth led by Dasani, Fruitopia, POWERaDE and Nestea products.

     Fourth-quarter unit case volume increased 3 percent in North America and 3 percent in the United States. North America gallon shipments of concentrates and syrups grew 1 percent in 1999 and increased 5 percent in the fourth quarter versus the prior year.

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     In the LATIN AMERICA GROUP, unit case volume increased 3 percent and gallon shipments declined 1 percent for the year on a reported basis. On a comparable basis, full year unit case volume increased 2 percent for the Group, with growth of 6 percent in Mexico, 2 percent in Argentina, 4 percent in the Central America and Caribbean division and 1 percent in Brazil. These results reflect the difficult economic environments that the Company faced in many parts of Latin America throughout the year. As the year progressed, the Company continued to see increasing levels of economic stabilization in most countries, while a few areas such as Venezuela and Colombia continue to be extremely challenging. In markets not impacted by the economic challenges, the Company continued to see solid growth.

     Fourth-quarter unit case volume in the Latin America Group grew 8 percent on a reported basis and 6 percent on a comparable basis. Reported gallon shipments in the fourth quarter increased 8 percent.

     In the MIDDLE AND FAR EAST GROUP, unit case volume increased 1 percent and gallon shipments declined 1 percent in 1999 on a reported basis. For the year, comparable unit case volume grew 1 percent for the Group, with gains of 6 percent in Japan, 2 percent in China, 9 percent in India and 4 percent in the Middle East and North Africa division. Japan achieved its third straight quarter of strong unit case growth and the overall business environment is showing improving trends. While many Asian markets are improving economically, the Company is continuing to see difficult conditions in markets such as the Philippines. During the year, extensive flooding, negative American sentiment and slightly slower economic trends hampered growth in China.

     In the fourth quarter in the Middle and Far East Group, unit case volume increased 4 percent on a reported basis and 2 percent on a comparable basis. Reported gallon shipments increased 6 percent in the fourth quarter. Beginning in

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2000, this Group will no longer include the Middle East and North Africa
Division and will be known as the Asia Pacific Group.

     In the GREATER EUROPE GROUP, reported unit case volume was even with the prior year and gallon shipments declined 1 percent in 1999. For the year, comparable unit case volume declined 1 percent for the Group with increases of 9 percent in Spain, 4 percent in CCE Europe territories, 2 percent in Germany and a decline of 16 percent in the Nordic and North Eurasia division. Full year results for the group were negatively impacted by difficult economic conditions in Russia and parts of Eastern Europe, the European product withdrawal, and events such as the earthquakes in Turkey and the war in Kosovo. Countries such as Spain that were not impacted by these factors delivered solid growth for the year.

     Fourth-quarter unit case volume in the Greater Europe Group grew 6 percent on a reported basis and 3 percent on a comparable basis. Reported gallon shipments in the fourth quarter increased 11 percent.

     In the AFRICA GROUP, full-year unit case volume increased 5 percent and gallon shipments increased 2 percent on a reported basis. Comparable full-year unit case volume increased by 1 percent for the Group with a 2 percent increase in the Northern Africa Division and flat volume in the Southern Africa Division. Growth continued to be hampered throughout the year by difficult economic conditions in Southern Africa and political instability in Northern Africa.

     Unit case volume in the Africa Group increased 15 percent in the fourth quarter on a reported basis and 5 percent on a comparable basis. Reported gallon shipments increased 25 percent in the fourth quarter. Beginning in 2000, this Group will include the Middle East and North Africa Division and will be known as the Africa and Middle East Group.

     At THE MINUTE MAID COMPANY, full-year volume increased 4 percent as a result of continued strong growth by Minute Maid Premium ready-to-drink orange

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juice, especially calcium-fortified varieties. Minute Maid Premium was the fastest-growing national brand of ready-to-drink orange juice in U.S. supermarkets during 1999, with sales up nearly 22 percent. During the quarter, an alliance with J&J Snack Foods Corp. was announced to increase U.S. distribution of Minute Maid and Hi-C brand frozen snacks. Total fourth-quarter volume increased 2 percent for The Minute Maid Company.

GLOBAL MARKETING ACTIONS

     The Company continues to focus on increasing the value of its brands to customers and consumers around the world to ensure long-term brand relevance and to maximize profitable growth opportunities. The Company recently unveiled a new marketing campaign for Coca-Cola designed to reconnect every day with people around the world. Over the next year, many new marketing initiatives will be introduced throughout the world to take full advantage of the magical qualities of Coca-Cola and connecting those to the values that people care most deeply about in their everyday lives.

     Mr. Daft commented, "Our strategy is designed to renew the passion for the world's greatest brand. We sell one drink at a time, to one person at a time, more than a billion times a day. Our continued success will be based on our ability to connect our brands in relevant ways to every local community. Throughout the year, we will remind consumers how Coca-Cola adds a little magic to the real moments in people's everyday lives."

ASSET WRITE-DOWNS

     During the quarter, the Company recorded a charge of $813 million in selling, administrative and general expenses to primarily reflect the impairment of certain

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bottling assets and the streamlining of manufacturing facilities in Russia, the Baltics, Japan and various other countries around the world.

     Mr. Daft commented, "Despite these accounting write-downs, we remain fully committed to growing our business in these countries and believe the regions offer tremendous opportunity for per capita growth."

     The fourth quarter charge associated with the impairment of the Company's Russian and Baltic bottling operations resulted from the extremely challenging economic environments the Company has faced in these countries over the last year and a half. The impairment of certain assets in the Japanese vending business resulted from a comprehensive review and the strong steps taken by the Company to streamline these operations to position them for the future.

     Nearly all of the asset write-downs recorded in the fourth quarter do not generate a tax benefit for financial reporting purposes in 1999. As a result, the Company's effective tax rate increased to 36% for the full year. Looking forward, the Company expects its effective tax rate on operations to remain 31%.

     Over the past several years, the Company acquired numerous local bottling franchises in India for the purposes of establishing the appropriate infrastructure for sustainable long-term growth. The Company expects to complete a comprehensive review of these operations during the first quarter of this year with the intent of streamlining the business. Based on this review, as well as the current excise tax levels in India, the Company will be evaluating the carrying value of these assets.

INCOME STATEMENT REVIEW

     Revenues increased 5 percent in 1999 reflecting structural change in the bottling system and selective price increases, partially offset by the negative impact of a stronger U.S. dollar. Full year gross margins declined slightly from the prior

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year as the Company began consolidating bottling operations in India and
Company-owned vending operations in Japan.

     On a reported basis, operating income declined 20 percent for the year. This amount includes the previously disclosed fourth-quarter charges associated with certain asset write-downs and the estimated impact of the European product withdrawal. Operating income, excluding unusual items (asset write-downs and the impact of the European product withdrawal), declined 1 percent for the year reflecting the challenging economic conditions in many markets throughout the world, structural changes, the negative impact of foreign currencies, and the continued investment in long-term brand building activities. The impact of currencies on operating income for the year was an approximate negative 4 percent.

     Equity income for the year was also negatively impacted by global economic conditions, as well as continued structural change and non-recurring charges within the global Coca-Cola bottling system. During the fourth quarter, equity income was impacted by $0.01 per share after tax associated with one-time charges by our equity investees in countries such as Venezuela and the Philippines.

     As disclosed during the year, other income includes a foreign currency gain to reflect the economic benefit received by hedging the Company's resources in Brazil. As the Brazilian Real depreciated during the year, the Company entered into financial instruments to protect its resources. From an economic standpoint, the amount offsets the impact of converting local Brazilian operating results into U.S. dollars at lower rates.

     During 1998, the Company's results included net $0.02 per share of after-tax gains resulting primarily from bottling transactions in Italy and Germany.

     Over the past year, the Company did not repurchase any of its shares due to pending brand acquisitions. However, the Company remains committed to its consistent long-term program of using excess cash to repurchase its shares. Since

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the initiation of its first share repurchase program in 1984, the Company has repurchased 32 percent of its common shares then outstanding, or a cumulative total of over 1 billion shares, at an average cost of approximately $12.46 per share.

OUTLOOK FOR THE YEAR 2000

     The Company commented that year 2000 reported results will be impacted by the financial effect of the separately announced organizational realignment and an intent to reduce concentrate inventory levels at selected bottlers.

     Throughout the past several months, The Coca-Cola Company has worked with bottlers around the world to determine the optimum level of bottler inventory levels. Based on this review, management of the Coca-Cola system determined that opportunities exist to reduce the level of concentrate inventory carried by bottlers in selected regions of the world, such as Eastern Europe, Japan, and Germany. As such, bottlers in these regions have indicated that they intend to reduce their inventory levels during the first half of the year 2000. This reduction in bottler inventory levels will result in the Company shipping less concentrate and is therefore expected to reduce the Company's diluted earnings per share by approximately $0.11 - $0.13 after tax during the first half of the year 2000.

     Mr. Daft commented, "These steps are designed to ensure we have the strongest and most efficient bottling system in the world. With an even tighter management of inventory levels, our bottlers will free up additional working capital as they continue to take steps to increase their returns on invested capital."

     The Coca-Cola system first proactively reduced the worldwide bottler inventory levels in the third quarter of 1996. At that time, average days of inventory in the worldwide bottling system exceeded 45 days. This move is intended to take the average bottler inventories to the optimal worldwide level of 34 days.

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This news release contains forward-looking statements concerning long-term volume and EPS objectives and should be read in conjunction with cautionary statements contained in Exhibit 99.1 in the Company's most recent Form 10-K.

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                    THE COCA-COLA COMPANY AND SUBSIDIARIES
                     (In Millions, except per share data)


                                                     Fourth Quarter
                                                --------------------------------
                                                   1999         1998    % Change
                                                --------     --------   --------
NET OPERATING REVENUES                          $  4,931     $  4,458      11

Cost of Goods Sold                                 1,464        1,299      13
                                                --------     --------

GROSS PROFIT                                       3,467        3,159      10

Selling, Administrative and General Expenses       2,305        2,222       4

Other Operating Charges -
    Primarily Asset Write-downs                      813         ----     ----
                                                --------     --------

OPERATING INCOME                                     349          937     (63)

Interest Income                                       70           48      46

Interest Expense                                      93           68      37

Equity Income (Loss)                                (112)         (71)    ----

Other Income - Net                                    16           19     ----
                                                --------     --------

INCOME BEFORE INCOME TAXES                           230          865     (73)

Income Taxes                                         275          268       3
                                                --------     --------

NET INCOME (LOSS)                               $    (45)    $    597     ----
                                                ========     ========

DILUTED NET INCOME (LOSS) PER SHARE*            $  (0.02)    $   0.24     ----
                                                ========     ========

Average Shares Outstanding - Diluted*              2,487        2,489     ----
                                                ========     ========


* For the fourth quarter, "Basic Net Income (Loss) Per Share" was ($0.02) for
1999 and $0.24 for 1998 based on "Average Shares Outstanding - Basic" of 2,471 and 2,465 for 1999 and 1998, respectively.



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                    THE COCA-COLA COMPANY AND SUBSIDIARIES
                     (In Millions, except per share data)

                                              Twelve Months Ended December 31
                                            ------------------------------------
                                               1999        1998         % Change
                                            ---------   ---------       --------
NET OPERATING REVENUES                      $  19,805   $  18,813            5

Cost of Goods Sold                              6,009       5,562            8
                                            ---------   ---------

GROSS PROFIT                                   13,796      13,251            4

Selling, Administrative and
  General Expenses                              9,001       8,211           10

Other Operating Charges -
  Primarily Asset Write-downs                     813          73          ----
                                            ---------   ---------
OPERATING INCOME                                3,982       4,967          (20)

Interest Income                                   260         219           19

Interest Expense                                  337         277           22

Equity Income (Loss)                             (184)         32          ----

Other Income - Net                                 98         257          ----
                                            ---------   ---------
INCOME BEFORE INCOME TAXES                      3,819       5,198          (27)

Income Taxes                                    1,388       1,665          (17)
                                            ---------   ---------
NET INCOME                                  $   2,431   $   3,533          (31)
                                            =========   =========

DILUTED NET INCOME PER SHARE*               $    0.98   $    1.42          (31)
                                            =========   =========
Average Shares Outstanding -
  Diluted*                                      2,487       2,496          ----
                                            =========   =========

* For the full year, "Basic Net Income Per Share" was $0.98 for 1999 and $1.43 for 1998 based on "Average Shares Outstanding - Basic" of 2,469 and 2,467 for
1999 and 1998, respectively.

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